Exhibit (d)(4)

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ETF TRUST

Neuberger China Equity ETF

Neuberger Commodity Strategy ETF

Neuberger Core Equity ETF

Neuberger Berman Emerging Markets Debt Hard Currency ETF

Neuberger Berman Energy Transition & Infrastructure ETF

Neuberger Berman Flexible Credit Income ETF

Neuberger Growth ETF

Neuberger Japan Equity ETF

Neuberger Option Strategy ETF

Neuberger Quality Select ETF

Neuberger Berman Short Duration Income ETF

Neuberger Small-Mid Cap ETF

Neuberger Small Value ETF

Neuberger Berman Total Return Bond ETF

Date: December 18, 2025

NEUBERGER BERMAN ETF TRUST

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Compensation pursuant to Paragraph 3 of the Management Agreement shall be calculated in accordance with the following schedules:

Fund	Rate of Compensation based on each Fund’s average daily net assets
NEUBERGER COMMODITY STRATEGY ETF*

0.50% of the first $250 million

0.475% of the next $250 million

0.450% of the next $250 million

0.425% of the next $250 million

0.400% of the next $500 million

0.375% of the next $2.5 billion

0.350% in excess of $4 billion

NEUBERGER CHINA EQUITY ETF NEUBERGER JAPAN EQUITY ETF NEUBERGER SMALL-MID CAP ETF	0.60%
NEUBERGER CORE EQUITY ETF	0.30%
NEUBERGER BERMAN EMERGING MARKETS DEBT HARD CURRENCY ETF	0.50%
NEUBERGER BERMAN ENERGY TRANSITION & INFRASTRUCTURE ETF	0.55%
NEUBERGER BERMAN FLEXIBLE CREDIT INCOME ETF	0.40%
NEUBERGER GROWTH ETF	0.47%
NEUBERGER OPTION STRATEGY ETF	0.41%
NEUBERGER BERMAN SHORT DURATION INCOME ETF	0.17% of the first $2 billion 0.15% in excess of $2 billion
NEUBERGER BERMAN TOTAL RETURN BOND ETF	0.28%
NEUBERGER QUALITY SELECT ETF	0.46%
NEUBERGER SMALL VALUE ETF	0.40%

*To the extent Neuberger Commodity Strategy ETF (“Commodity Strategy ETF”) invests its assets in Neuberger Berman Cayman Commodity Fund I Ltd., a wholly owned subsidiary of Commodity Strategy ETF, or in any other wholly owned subsidiary of Commodity Strategy ETF advised by the Manager (collectively, “Commodity Strategy ETF Subsidiary”), the amount of the advisory fee payable to the Manager under this Agreement as calculated pursuant to the Rate of Compensation set forth above will be reduced by the amount of any advisory fee that the Manager receives from the Commodity Strategy ETF Subsidiary. When calculating asset levels for purposes of determining the Rate of Compensation of Commodity Strategy ETF, asset levels are based on the average daily net assets of Commodity Strategy ETF, including the assets invested in the Commodity Strategy ETF Subsidiary.

Date: December 18, 2025

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